Exhibit 99.1

Lincoln Tech Welcomes New Members to Board of Directors

UPS Executive, former Strayer University President join Lincoln Educational Services Board

WEST ORANGE, N.J., Aug. 10, 2020 /PRNewswire/ -- Lincoln Educational Services Corporation (NASDAQ: LINC), a national leader in specialized technical training for more than 20 hands-on career fields, welcomes Carlton Rose and Dr. Michael Plater as the newest members of its Board of Directors. The additions come as another Director, Alvin "Bud" Austin, retires from his position on Lincoln's Board.

"I want to thank Bud Austin for his many years of service to the Lincoln Board," says Barry Morrow, Lincoln's Chairman of the Board. "As a former college president, Bud helped us strengthen our academics and approach to education with thoughtfulness and efficacy. Bud's wisdom and calming demeanor will be missed and we wish him well in retirement."

In looking for Mr. Austin's replacement Lincoln has found two very strong candidates to add to its board: Mr. Rose, a graduate of Lincoln Tech's Indianapolis campus who now serves as President of Global Fleet Maintenance and Engineering at UPS, and Dr. Plater, a graduate of Harvard University and the University of Pennsylvania's Wharton School of Business. Plater holds a PhD in American Studies from the College of William and Mary and has worked for state universities, Ivy League colleges, community colleges, historically black colleges and most recently served as president of a proprietary school, Strayer University.

Scott Shaw, Lincoln Tech's President and CEO, says he looks forward to tapping into Plater's vast educational experience. "Lincoln Tech is always seeking new opportunities to better serve students and solve our nation's Skills Gap," Shaw says. "Dr. Plater can help us continue to expand how we provide economic mobility through skilled trades training for in- demand career fields."

Carlton Rose

In announcing Rose's selection for the Board, Shaw notes his many years of service and support of Lincoln Tech graduates looking to enter the automotive and diesel fields. "I have known Carlton Rose for many years, and he understands firsthand where the transportation and shipping industries are headed and the skills needed to be successful," Shaw says. "He has always been generous with his time and expertise, speaking to Lincoln Tech students and assisting with scholarship support. His leadership skills and his knowledge of global transportation and fleet management will prove invaluable to our Board discussions."

Rose, for his part, has spoken in the past about his experience hiring Lincoln Tech graduates for positions at UPS. "In the past, the world looked down on those that held jobs as mechanics," he said in a 2017 interview. "That's changing as we speak. As the vehicles we use get smarter and more technical, so do the people that service them. The skill set needed to work on our vehicles is constantly evolving. And we can find people [with those skills] at Lincoln Tech. Lincoln provided the foundation for my own career success as well."

Dr. Michael Plater

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post- secondary education. Lincoln offers recent high school graduates and working adults career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946.

Lincoln currently operates 22 campuses in 14 states under three brands: Lincoln Technical Institute, Lincoln College of Technology, and Euphoria Institute of Beauty Arts and Sciences. Lincoln also operates Lincoln Culinary Institute in the states of Connecticut and Maryland.

For more information, go to lincolntech.edu.

Contact Information
Lincoln Educational Services Corporation Peter Tahinos
(973) 736-9340 x49233
ptahinos@lincolntech.edu